Exhibit B

                              NORTHERN COMSTOCK LLC

               LIMITED LIABILITY COMPANY OPERATING AGREEMENT

      LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of October 19, 2010 among the undersigned signatories hereto.

                           W I T N E S S E T H:

      WHEREAS, the undersigned have caused a Certificate of Formation to be filed with the Secretary of State of the State of Nevada for the purpose of forming a limited liability company under Chapter 86 of the Nevada Revised Statutes Act and such Certificate of Formation has become effective; and WHEREAS, the name of such limited liability company is Northern Comstock LLC; and

      WHEREAS, the undersigned desire to set forth in this Agreement the terms and conditions which shall govern the affairs of such limited liability company;

      NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and set forth herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

                                ARTICLE 1

                       DEFINITIONS; REPRESENTATIONS

      1.1 Definitions. As used herein, the following terms shall have the following meanings:

            "Accelerated Capital Call" has the meaning set forth in Section 3.2(c).

            "Additional Member" means a Person who is admitted to the Company as a Member pursuant to Section 7.3.

            "Adjusted Capital Account Balance" of a Member means the balance in such Member's Capital Account (a) increased by any amount such Member is deemed to be obligated to contribute to the Company pursuant to Treasury Regulation section 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) or 1.704-2(i)(5) and (b) reduced by any allocations or distributions to such Member described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) or (6).

            "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by or is under common control with, directly or indirectly, such Person, and, if such Person is a natural person, includes any member of such Person's immediate family, or, if such Person is an entity, includes (a) any trustee, general partner, manager, director or executive officer of, or any Person performing similar functions for, such entity and (b) any Person with the power directly or indirectly to vote or

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direct the voting of more than 50% of the voting shares in such entity, to elect or appoint a majority of the trustees, directors, general partners or managers of such entity or to otherwise manage or direct the management of the business and affairs of such entity, whether by reason of ownership of securities, contractual rights or otherwise.

            "Agreement" means this Limited Liability Company Operating
Agreement.

            "Assign" an Ownership Interest means to assign, transfer, sell, pledge, donate, bequeath, hypothecate, mortgage or otherwise encumber or dispose of such Ownership Interest by any means, whether voluntarily or involuntarily and including by merger, by transfer of ownership of an entity that holds such Ownership Interest, in connection with any Proceeding under any Law relating to bankruptcy, insolvency or the rights of creditors generally, and by operation of Law.

            "Bankruptcy" of a Person means:

            (a) the filing by such Person of a petition commencing a voluntary Proceeding under any applicable bankruptcy, insolvency or similar Law;

            (b) the entry against such Person of an order for relief under any applicable bankruptcy, insolvency or similar Law, if such order shall not have been vacated or stayed within 120 days after such entry;

            (c) the written admission by such Person of its inability to pay its debts as they mature or the assignment by such Person of all or substantially of its assets for the benefit of creditors; or

            (d) the appointment of a trustee, receiver or similar representative to manage or wind up the affairs, or manage or liquidate all or substantially all of the assets, of such Person.

            "Book Value" of any asset of the Company means the adjusted basis of such assets for federal income tax purposes, except that:

            (a) the initial Book Value of any asset contributed by a Member to the Company will be the Fair Market Value of such asset as of the date of contribution; and

            (b) the Book Values of all assets (including intangible assets such as goodwill) will be adjusted to equal their respective Fair Market Values as of the following times:

                 (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution;

                 (ii) the distribution by the Company to a Member of more than a de minimis amount of cash or property as consideration for an interest in the Company; and

                 (iii) the liquidation of the Company within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(g).

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This definition is intended to comply with the provisions of Treasury
Regulation section 1.704-1(b)(2)(iv) and will be interpreted and applied consistently therewith.

            "Capital Account" of a Member means the account maintained by the Company for such Member pursuant to Section 3.4.

            "Capital Contribution" of a Member means the Fair Market Value of property contributed by such Member to the capital of the Company.

            "Certificate" means the Certificate of Formation of Northern Comstock LLC filed with the Secretary of State of the State of Nevada.

            "Claim" means a complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Authority or Judicial Authority or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that could reasonably be expected to result in a Liability or Loss.

            "Code" means the Internal Revenue Code of 1986.

            "Company" means the limited liability company formed pursuant to the Certificate and governed by this Agreement.

            "Company Business" has the meaning set forth in Section 2.3.

            "Company Expenses" mean expenses, costs, fees and other charges incurred by the Company. Company Expenses shall include:

             (a) costs and expenses incurred in connection with the offices of the Company;

            (b) salaries, bonuses and other compensation and benefits of employees of the Company;

            (c) fees and expenses of consultants, accountants, counsel and other third-party professionals engaged by the Company;

            (d) premiums and fees for insurance coverage maintained with respect to the Company Business or the Managers, Managing Directors or employees of the Company;

            (e) taxes, fees and governmental charges assessed or levied against the Company or imposed on property owned or used by the Company;

            (f) indemnification payments and expense advancements by the Company;

            (g) royalty expenses of 1% of Net Smelter Returns to Art Wilson with respect to the DWC Property;

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            (h)  royalty expenses of 5% of Net Smelter Returns to Sutro Tunnel
Company with respect to the Sutro Property;

            (i) royalty expenses of 5% of Net Smelter Returns, pre-production rent of $500 per month and post-production rent of $1,000 per month (credited against royalty payments, if applicable), in each case, with respect to the VCV Property; and

            (j) fees, expenses and costs incurred in connection with the formation of the Company.

            "Company Minimum Gain" means the aggregate amount of gain (of whatever character), determined for each nonrecourse liability of the Company, that would be realized by the Company if it disposed of the property subject to such liability in a taxable transaction in full satisfaction thereof, determined in accordance with Treasury Regulation section 1.704-2(d).

            "Company Nonrecourse Deductions" mean the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during a fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a nonrecourse liability as defined in Treasury Regulation section 1.704-2(c).

            "Comstock Mining" means Comstock Mining Inc., a Nevada corporation.

            "Contract" means a written or oral contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, or other commitment, obligation or instrument of any kind that is legally binding or enforceable under applicable Law.

            "DWC" means DWC Resources, Inc., a Nevada corporation.

            "DWC Property" means the real property and improvements, and all patented and unpatented lode mining claims located in Storey County, Nevada as more particularly described on Exhibit A attached hereto.

            "Fair Market Value" of any asset of the Company, any Ownership Interest or the Company Business means the value thereof determined in accordance with Article 9.

            "Fiscal Year" has the meaning set forth in Section 8.3.

            "Force Majeure" has the meaning set forth in Section 6.11(b).

            "Governmental Authority" means a government (including any federal, foreign, state, provincial, city, municipal, cantonal or county government), a political subdivision thereof and a governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive or legislative department, commission, body, agency, authority or instrumentality of any thereof.

            "Indemnified Action" has the meaning set forth in Section 6.7(a).

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            "Indemnified Party" has the meaning set forth in Section 6.7(a).

            "Information" of a Person (the "Disclosing Party"), in relation to any other Person (the "Receiving Party"), means all information (whether in written, electronic, oral or other form and including trade secrets and non-public, confidential or proprietary information), including information relating to technology, intellectual property, financing sources, business opportunities, contact information, ideas, developments, strategies and plans, developed or acquired by or for such Disclosing Party and all files, books, records, notes, compilations, analyses, forecasts, studies, reports and other documents (whether in written or electronic form) prepared by or for such Disclosing Party or any of its Representatives, to the extent they contain or reflect any of such information. "Information" of a Disclosing Party, in relation to a Receiving Party, includes any of such information obtained through visual inspection of properties or through meetings. "Information" does not, however, include information which (i) is at the time of receipt by the Receiving Party or becomes after such time publicly available or in the public domain, other than as a result of a disclosure by the Receiving Party or its Representatives which constitutes a breach of this Agreement, (ii) is at the time of receipt or becomes after such time known on a non-confidential basis from a source which is not prohibited from disclosing such information by a contractual, statutory, fiduciary or other obligation or (iii) was or is developed independent of any information furnished by or for the Disclosing Party or any of its Representatives. Information will not be deemed to be (i) so publicly available if it relates to business opportunities or contact information and was directly or indirectly brought to the attention of the Receiving Party or any of its Representatives by, for or through the Disclosing Party or any of its Representatives (unless it is so widely known that a reasonable individual could not consider it to be valuable confidential information) or (ii) so known on a non-confidential basis or so independently developed unless such knowledge or development is clearly demonstrated by dated written records of a type customarily generated and maintained in the ordinary course of business.

            "Judicial Authority" means a court, arbitrator, special master, receiver, tribunal or similar body of any kind.

            "Law" means a treaty, code, statute, law (including common law of any Judicial Authority), rule, regulation or ordinance of any kind of any Governmental Authority.

            "Leased Property" means the Sutro Property and the VCV Property.

            "Liability" means a liability, duty, responsibility, obligation, assessment, cost, expense, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

            "Liquidator" has the meaning set forth in Section 10.2(a).

            "LLC Act" means Chapter 86 of the Nevada Revised Statutes.

            "Loss" means a Liability, shortage, damage, diminution in value, deficiency or loss of any kind.

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            "Majority Interest" means one or more Ownership Interests which, taken together, represent more than 50% of the aggregate of all of the Ownership Interests as measured by the aggregate value of Members' Capital Accounts, without regard to any special allocations, bonuses or similar adjustments of any kind.

            "Manager" has the meaning set forth in Section 6.1(a).

            "Managing Director" has the meaning set forth in Section 6.1(c).

            "Member" means, initially, each of the undersigned (an "Initial Member") and, at any time thereafter, each of the undersigned and each of the other Persons who at such time shall have become an Additional Member or a Substituted Member in accordance herewith, but excluding each of the undersigned and each of such other Persons who, at such time, shall have ceased to be a Member in accordance herewith.

            "Member Nonrecourse Debt" has the meaning set forth in Treasury Regulation section 1.704-2(b)(4).

            "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation section 1.704-2(i).

            "Member Nonrecourse Deductions" mean the excess, if any, of the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during a Fiscal Year over the aggregate amount of any distributions during such Fiscal Year to the Member that bears the economic risk of loss for the related Member Nonrecourse Debt to the extent such distributions are made from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i).

            "Membership Period" has the meaning set forth in Section 7.6(b).

            "Minerals" has the meaning set forth in Section 6.10(a).

            "Minerals Produced" means the bullion or other minerals recovered from the ore mined out of the ground but untreated and minerals produced from the milling or reduction of ore to a higher grade produced from the DWC Property or Leased Property, as applicable, or finished products produced from any such property.

            "Net Income" and "Net Loss" for each Fiscal Year or part thereof means the Company's taxable income or loss for such Fiscal Year determined in accordance with Code section 703(a) (and for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

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            (a)  any income of the Company that is exempt from federal income tax will be added to such taxable income or loss;

            (b) any expenditures of the Company described in Code section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(i) (to the extent such expenditures are not taken into account in computing the Members' shares of Company Nonrecourse Deductions or Member Nonrecourse Deductions) will be subtracted from such taxable income or loss;

            (c) gain or loss resulting from any disposition of property of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed with reference to the Book Value of the property disposed, rather than the adjusted tax basis of such property;

            (d) such taxable income or loss will not be deemed to include any income, gain, loss, deduction or other item thereof allocated pursuant to
Section 5.1(b) (relating to allocations caused by the occurrence of deficit Adjusted Capital Account Balances or the presence of nonrecourse debt);

            (e) if any property of the Company is distributed in kind to any Member, the difference between its Fair Market Value and its Book Value at the time of distribution will be treated as Net Income or Net Loss, as the case may be, recognized by the Company as if it arose from a sale of such property; and

            (f) if the value of any assets of the Company are adjusted pursuant to clause (b) of the definition of Book Value, the difference between their Fair Market Value and their Book Value at the time will be treated as Net Income or Net Loss, as the case may be, recognized by the Company as if from a sale of such assets.

            "Net Smelter Returns" shall mean the actual financial proceeds received from any mint, smelter, refinery, or other purchaser from the sale of bullion, dore, concentrates or finished products produced from the relevant property, less the following costs: shipping, all minting, smelter or refinery costs. In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Comstock Mining, charges, costs and penalties for such operations shall mean the amount Comstock Mining would have incurred if such operations were carried out at facilities not owned or controlled by Comstock Mining then offering comparable services for comparable products on prevailing terms.

            "Order" means a judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

            "Ownership Interest" of a Member means the legal and beneficial ownership interest of such Member in the Company, including all of such Member's rights in and obligations to the Company.

"Person" means an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint

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stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Judicial Authority, a Governmental Authority or any other entity or association of any kind.

            "Proceeding" means an action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind involving any Governmental Authority, any Judicial Authority or any other Person.

            "Representatives" of a Person mean controlling persons, trustees, general partners, managers, directors, officers, employees, representatives, advisors, attorneys, consultants, accountants and agents of such Person. "RRA" means the Registration Rights Agreement dated August 31, 2010 among Comstock Mining and the other parties thereto.

            "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of August 31, 2010, among Comstock Mining and the other parties thereto.

            "Series A-1 Certificate of Designation" means the 7 1/2% Series A-1 Convertible Preferred Stock Certificate of Designation filed by Comstock Mining with the Secretary of State of Nevada on October 19, 2010.

            "Series A-1 Preferred Stock" means Comstock Mining's 7 1/2% Series A-1 Convertible Preferred Stock having the rights, preferences and privileges set forth in the Series A-1 Certificate of Designation.

            "Subsidiary" means, with respect to any Person, any other Person which, directly or indirectly, is a controlled Affiliate of such Person.

            "Substituted Member" means a Person who is admitted to the Company as a Member pursuant to Section 7.2.

            "Sutro Property" means the real property that is the subject of the Mineral Exploration and Mining Lease Agreement dated January 1, 2008 between Sutro Tunnel Company and John V. Winfield as more fully described in the lease attached hereto as Exhibit B.

            "VCV Property" means the real property that is the subject of the Mineral Exploration and Mining Lease Agreement dated January 1, 2008 between Virginia City Ventures, Inc. and John V. Winfield as more fully described in the lease attached hereto as Exhibit C.

            "Winfield" means John V. Winfield, a resident of the State of California.

            "Yearly Distribution Date" has the meaning set forth in Section 5.2(a)(i).

      1.2   Interpretations.  Unless otherwise expressly stated in this
Agreement:

            (a) the words "hereof", "hereby" and "hereunder," and correlative words, refer to this Agreement as a whole and not any particular provision;

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            (b)  the words "includes" and "including", and correlative words, are deemed to be followed by the phrase "without limitation";

            (c) the word "written" and the phrase "in writing," and correlative words and phrases, include e-mail, pdf and facsimile transmissions;

            (d) the words "asset" and "property" are synonymous and include owned, leased and licensed real, personal and intangible property of every kind, including contractual rights, tort claims, cash, securities and information;

            (e) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular and plural forms of a word have correlative meanings;

            (f)  the word "or" is not exclusive;

            (g) the words "will" and "shall" shall be construed to have the same meaning and effect;

            (h) references to any Contract or Order mean such Contract or Order as amended and, in the case of any Law, mean such Law as amended, supplemented or modified and any successor Law and, in the case of any Contract, includes any and all exhibits, annexes, schedules and documents attached thereto, incorporated therein or constituting a part thereof;

            (i) references to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement;

            (j) references to "amendments" of a Contract or other document, and correlative terms, include amendments, modifications, supplements, novations, waivers, releases, discharges and other changes to such Contract or document; and

            (k)  capitalized terms that are correlative to terms defined in
Section 1.1 shall have correlative meanings.

      1.3 Representations and Warranties of All Members. Each Member represents and warrants to the Company and the other Members, as of the date such Person becomes a Member, as follows:

            (a) If it is a Person other than an individual, such Member is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation.

            (b) Such Member has all power and authority necessary to execute, deliver and perform his or its obligations under this Agreement and consummate the transactions contemplated hereby to be consummated by him or it.

            (c) If it is a Person other than an individual, the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby to be consummated by him or it have been duly authorized by all necessary action required to be taken by it.

            (d) This Agreement constitutes the legal, valid and binding obligation of such Member, enforceable against him or it in accordance with its terms. The execution and delivery by such Member of this Agreement, the performance by such Member of his or its obligations hereunder and the consummation by such Member of the transactions contemplated hereby by him or it will not conflict with, result in any violation of or constitute a default under any Contract or Order to which he or it is a party or by which he or it is bound or, if such Member is a Person other than individual, under its operating agreement, certificate or articles of formation, by-laws or other organizational instruments.

            (e) No approval, consent, exemption, authorization or license is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, financial institutions and governmental and quasi-governmental agencies, commissions, boards, bureaus and instrumentalities) by such Member in order (i) for this Agreement to constitute his or its legal, valid and binding obligation or (ii) to authorize or permit the consummation by his or it of the transactions contemplated hereby to be consummated by him or it.

      1.4 Representations and Warranties of Comstock Mining to each other Member. Comstock Mining hereby makes all of the representations and warranties set forth in Section 3.1 of the Securities Purchase Agreement mutatis mutandis, as if such representations and warranties were set forth in this Agreement in their entirety.

      1.5 Representations and Warranties of DWC to each other Member. DWC hereby represents and warrants to each other Member that (a) it solely owns all right, title and interest in and to the DWC Property and has not conveyed any interest or other right in the DWC Property to any other Person or otherwise subjected, or allowed to be subject, the DWC Property to any liens, easements, restrictions on use, or other encumbrances, except as set forth on Schedule 1.5 and (b) the transactions contemplated by this Agreement will result in Comstock Mining (on behalf of the Company) having the exclusive rights to mine and explore the DWC Property, free and clear of any and all liens, easements, restrictions on use, or other encumbrances, except as set forth on Schedule 1.5.

      1.6 Representations and Warranties of Winfield to each other Member. Winfield hereby represents and warrants to each other Member that (a) he holds valid and enforceable leasehold interests in the Leased Property, free and clear of any and all liens and other encumbrances, all of the terms and conditions of which leasehold interest are set forth in the Mineral Exploration and Mining Lease Agreements, each dated January 1, 2008, between Sutro Tunnel Company and Winfield, and Virginia City Ventures, Inc. and Winfield, correct and complete copies of which, including any amendments, supplements and other documents relating thereto, are attached as Exhibit B and Exhibit C hereto, (b) none of Sutro Tunnel Company, Virginia City Ventures, Inc. or Winfield is in breach of, or default under, the lease agreements pertaining to the Leased Property and no event or occurrence has occurred that, with or without the passage of time or the giving or receipt of notice, will result in any breach of or default under either lease, (c) this Agreement will convey to Comstock

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Mining (on behalf of the Company) the sole right to use all of the Leased
Property, (d) there are no other restrictions on use by Comstock Mining of the Leased Property and (e) Winfield is permitted to contribute the Leased Property to the Company pursuant to the terms of his leases of the Leased Property.

                               ARTICLE 2

                      FORMATION; GENERAL PROVISIONS

      2.1 Formation. The Company has been formed as a limited liability company under the Certificate pursuant to the LLC Act. When and as required under the LLC Act, the Manager shall cause the Certificate to be properly amended.

      2.2 Name. The name of the Company is "Northern Comstock LLC" or such other name as may be determined from time to time by the Manager.

      2.3 Business. The business of the Company (the "Company Business") shall be to:

            (a) explore, analyze, permit, drill, excavate, produce and sell gold and silver ore from the DWC Property and the Leased Property;

            (b) develop and engage in any and all businesses and activities which are incidental, ancillary, supplementary or complementary to, or may be associated with or related to, the businesses described in Section 2.3(a); and

            (c) engage in any lawful activity for which a limited liability company may be formed under the LLC Act as determined by the Manager.

      2.4   Powers.  The Company shall have the power to:

            (a) acquire, own, lease, license, sell and otherwise deal with real, personal and intangible property of any kind;

            (b) hire, engage, compensate, provide benefits to, award interests in the Company to, discharge and otherwise deal with employees, agents, consultants, counsel, accountants, advisers, independent contractors, partners, investors, creditors and other Persons in any manner;

            (c) incur, guaranty, pay, satisfy, discharge, defend against, commence, prosecute, settle and otherwise deal with Liabilities, Losses, Claims and Proceedings;

            (d) prepare, file, publish, acknowledge, execute, deliver, undertake, perform and terminate Contracts and reports, applications, registrations, returns and other documents of any kind; and

            (e) exercise any and all powers which a limited liability company may be permitted to exercise under the LLC Act.

      2.5 Offices. The principal offices of the Company shall be located at 1200 American Flat Road, Virginia City, Nevada 89440 and such other locations as may be determined by the Manager.

      2.6 Term. The term of the Company commenced upon the date hereof and shall continue in perpetuity, unless earlier terminated pursuant to Article 10.

      2.7 Ownership of Company Property. Except as otherwise provided in this Agreement, all property now held or hereafter acquired by the Company shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest therein. Each Member hereby expressly waives the right to require partition of any Company property or any part thereof.

      2.8 No Partnership; No Agency. The Members desire the Company to be treated as a limited liability company, and not as a partnership, limited partnership or joint venture of any kind. No Member shall be an agent, partner or joint venturer of any other Member by virtue of this Agreement or admission to or membership in the Company, except that a Member may act as an agent of any other Member for tax purposes pursuant to tax elections duly made.

                               ARTICLE 3

                 CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

      3.1 Initial Capital Contributions. On or promptly after the date hereof, each of the Initial Members shall contribute either real property rights or capital stock to the capital of the Company as set forth on Schedule A opposite its name in consideration for its initial Ownership Interest.

      3.2   Additional Capital Contributions.

            (a) On each anniversary of this Agreement, up to and including the thirty-ninth (39th) anniversary of this Agreement, Comstock Mining shall make Capital Contributions to the Company in the amount of Eight-Hundred Sixty-Two Thousand Five-Hundred and 00/100 Dollars ($862,500.00). Such annual Capital Contributions shall be made in the form of: (i) subject to the Equity Conditions (as defined in the Series A-1 Certificate of Designation), in shares of Series A-1 Preferred Stock; or (ii) if such stock is unavailable, or if the Equity Conditions have not been satisfied, or if the Company requests the same (but subject to subsection (b) below), then in the form of cash. Any Member may contribute additional cash or property to the Company in such amount or amounts and at such time or times as, but only as, shall have been approved by the Manager. Except as set forth in this Section 3.2 and Section 3.3, no Member shall be required to make any Capital Contributions to the Company, cure any deficit in such Member's Capital Account or lend any cash or property to the Company.

            (b) Notwithstanding anything to the contrary set forth in subsection (a) above, if the Company desires that a cash payment be made in lieu of any Series A-1 Preferred Stock, the Company shall notify Comstock Mining no later than six (6) months prior to the date of the next scheduled Capital Contribution. If Comstock Mining's Board of Directors, in good faith and upon reasonable diligence, concludes that payment in cash would have a material adverse effect on Comstock Mining's cash flow or liquidity, then, subject to satisfaction of the Equity Conditions, Comstock Mining may disregard such request and such payment shall be made in Series A-1 Preferred Stock, as set forth in subsection (a) above.

            (c) Notwithstanding anything to the contrary set forth in subsection (a) above, for each 200,000 ounces of gold equivalent validated after the date hereof through an independent external report (that is, a National Instrument 43-101 Compliant Mineral Resource Estimate Report or its successor of qualified resources (at least measured and indicated) and reserves (probable and proven) on the DWC Property and Leased Property, the Capital Contributions of Comstock Mining shall be automatically accelerated (in reverse order beginning with the last Capital Contribution due on the thirty-ninth
(39th) anniversary of this Agreement) equal to $5,000,000 ("Accelerated Capital Call") whereupon the Accelerated Capital Call shall be paid in shares of Series A-1 Preferred Stock within sixty (60 days) after the date of such occurrence. Upon the payment of an Accelerated Capital Call, the amount of the aggregate future Capital Contributions to be made by Comstock Mining to the Company shall be reduced by the difference of $5,000,000 less $862,500 for each such Accelerated Capital Call.

            (d) Any expenditures made by Comstock Mining pursuant to its obligations set forth in Section 6.10(b) and Section 6.10(c), shall be recorded in Comstock Mining's Capital Account as Capital Contributions to the Company.

      3.3. Additional Members. Any Person admitted to the Company as an Additional Member after the date hereof pursuant to Section 7.3 shall contribute cash and property to the capital of the Company in such amount or amounts and at such time or times as shall have been specified by the Manager in connection with such admission.

      3.4   Capital Accounts.

             (a) A separate Capital Account shall be established for each Member and maintained in accordance with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv). Each Member's Capital Account shall be (i) increased by such Member's Capital Contributions and by such Member's allocable share of Net Income and items of Company income and gain, (ii) decreased by such Member's allocable share of Net Loss (calculated in accordance with Section 5.1 herein) and items of Company loss and deduction and by the amount of cash and the net Fair Market Value of property distributed by the Company to such Member and (iii) otherwise adjusted in the manner provided in this Agreement.

            (b) Immediately prior to any distribution of Company assets in kind, each Member's Capital Account shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in the assets to be distributed (and not already reflected in the Members' Capital Accounts) would be allocated among the Members pursuant to Article 5 if such assets were sold for Fair Market Value on the date of distribution.

            (c) Immediately prior to (i) any contribution of cash or property to the capital of the Company by a new or existing Member as consideration for an Ownership Interest in the Company, (ii) any distribution of cash or property by the Company to a Member in redemption of all or part of such Member's Ownership Interest or (iii) the liquidation of the Company pursuant to Article 10, each Member's Capital Account shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in all Company assets (and not already reflected in the Members' Capital Accounts) would be allocated among the Members pursuant to Article 5 if such assets were sold for Fair Market Value on the date of such contribution, distribution or liquidation.

            (d) If any asset is contributed by a Member to the capital of the Company, the amount credited to such Member's Capital Account for such contribution will be equal to the Fair Market Value of such asset as of the date of contribution.

      3.5 No Return of Capital; No Interest. No Member will have the right to the return of all or any part of such Member's Capital Account or Capital Contribution, to withdraw all or any part of such Member's Capital Account or Capital Contribution, to require the acquisition of such Member's Capital Account or Ownership Interest by the Company, to receive interest on such Member's Capital Account or Capital Contributions or to receive any distributions or payments of any kind from the Company, except as expressly provided in this Agreement.

                                ARTICLE 4

                            COMPANY EXPENSES

            The Company shall be responsible for and shall pay, and shall reimburse the Members and the Manager for their payment of, Company Expenses. Company Expenses shall be paid out of funds of the Company and, subject to the last sentence of this Article 4, shall be paid when and as determined by the Manager. Notwithstanding anything contained in the preceding two sentences or the definition of Company Expenses to the contrary, expenses, costs, fees and other charges incurred for the benefit of the Company by Members, the Manager or employees shall not constitute Company Expenses to the extent that such incurrence or related documentation shall be inconsistent with policies or procedures adopted by the Manager. Promptly after the date hereof, the Company shall pay or reimburse the Members for their payment of all fees, expenses and costs incurred on behalf of the Company in connection with the formation of the Company and, to the extent approved by the Manager, other activities on behalf of the Company prior to the date hereof.

                                ARTICLE 5

                      ALLOCATIONS; DISTRIBUTIONS; LOANS

      5.1   Allocations of Net Income and Net Losses.

            (a) Subject to Section 5.1(b), the Net Income and Net Losses of the Company for each Fiscal Year will be allocated to the Members in the following manner:

                 (i) Net Income in an amount equal to any distribution made to DWC pursuant to Section 5.2(b)(i) shall be allocated to DWC as Net Income for such Fiscal Year;

                 (ii) Net Income in an amount equal to any distribution made to Winfield pursuant to Section 5.2(b)(ii) shall be allocated to Winfield as Net Income for such Fiscal Year; and

                 (iii) all remaining Net Income or Net Losses of the Company, as the case may be, for each Fiscal Year shall be allocated to Comstock Mining.
            (b)  Notwithstanding the general allocation rules set forth in
Section 5.1(a), the following special allocation rules shall apply under the circumstances described therein.

                 (i) If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases a deficit Adjusted Capital Account Balance for such Member, then, before any other allocations are made under this Agreement, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such deficit Adjusted Capital Account Balance as quickly as possible.

                 (ii) If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to and to the extent of an amount equal to such Member's share of the net decrease in Company Minimum Gain, in accordance with Treasury Regulation section 1.704-2(f) and (g).

                 (iii) If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i), will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i).

                 (iv) Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i).

            (c)  The following tax allocations shall be applicable.

                 (i) Except as set forth in Section 5.1(c)(ii), allocations for tax purposes of items of income, gain, loss, deduction and credit shall be made in the same manner as allocations for book purposes.

                 (ii) In accordance with Code section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value. The Manager will make such allocations in accordance with Treasury Regulation section 1.704-3 using the method selected by the Manager.

                 (iii) Allocations pursuant to this Section 5.1(c) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member's Capital Account or share of profits, losses, tax items or distributions pursuant to any other provision of this Agreement.

              (d) Pursuant to Treasury Regulation section 1.752-3(a), Company nonrecourse liabilities shall be allocated in the following order:

                 (i) first, to each Member to the extent of its respective share of Company Minimum Gain; and

                 (ii) second, to each Member in the amount of any taxable gain that would be allocated to that Member under Code section 704(c) or in connection with a revaluation of Company property pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(f) or (r), if the Company disposed of (in a taxable transaction) all Company property subject to one or more nonrecourse liabilities of the Company in full satisfaction of such liabilities and for no other consideration; and

                 (iii) thereafter, to the Members pro rata in proportion to their respective Capital Accounts.

      5.2   Distributions; Record Dates.

            (a) To the extent the Company holds Series A-1 Preferred Stock, and subject to Section 5.3, the Company shall make:

                 (i) to DWC on the 366th day after the date hereof and on each anniversary of such date thereafter (each such date a "Yearly Distribution Date"), a distribution of five hundred (500) shares of Series A-1 Preferred Stock plus any shares previously retained pursuant to this Section 5.2(a)(i) and not so distributed; provided, that the Company shall not make such distribution unless DWC shall deliver written notice to the Company at least sixty (60) days prior to such Yearly Distribution Date requesting that such shares be distributed; and

                 (ii) to Winfield on each Yearly Distribution Date, a distribution of three hundred sixty two and one half (362.5) shares of Series A-1 Preferred Stock plus any shares previously retained pursuant to this
Section 5.2(a)(ii) and not so distributed; provided, that the Company shall not make such distribution unless Winfield shall deliver written notice to the Company at least sixty (60) days prior to such Yearly Distribution Date requesting that such shares be distributed.

            (b) For as long as the Company shall exist, the Company shall make:

                 (i) to DWC (or its permitted Assigns), a distribution of cash flows as a percentage of the Net Smelter Returns on the Minerals Produced from the DWC Property, as listed in the following table:

                             Up to 500,000       Over 500,000
   Gold Price / Ounce              oz.                oz.
----------------------       -------------       ------------
$250.00 or less                   1.0%               2.0%
$250.00 to $500.00                1.5%               3.0%
$501.00 to $750.00                2.0%               5.0%
$751.00 or over                   3.0%               6.0%


                 (ii) to Winfield (or his permitted Assigns), a distribution of cash flows as a percentage of the Net Smelter Returns on the Minerals Produced from the Sutro Property, as listed in the following table:

                             Up to 500,000       Over 500,000
   Gold Price / Ounce              oz.                oz.
----------------------       -------------       ------------
$250.00 or less                   0.5%               1.0%
$250.00 to $500.00                1.0%               2.0%
$501.00 or over                   1.0%               2.0%

                 (iii) to Comstock Mining (or its permitted Assigns), a distribution of the remaining cash flows on the Minerals Produced from the DWC Property and the Sutro Property after any distributions made to DWC or Winfield pursuant to Section 5.2(b)(i) and Section 5.2(b)(ii), and all cash flows on the Minerals Produced from the VCV Property.

Distributions made pursuant to Section 5.2(b)(i), Section 5.2(b)(ii) or Section 5.2(b)(iii) shall be made no later than thirty (30) days after receipt of payment from the smelter or other purchaser; provided, that upon request by DWC, Winfield or Comstock Mining, as the case may be (or their respective Assigns), the Company shall give a written instruction to the smelter, refinery or other purchaser that such distributions are to be paid directly to DWC, Winfield or Comstock Mining (or their respective Assigns) from the sums payable to the Company. If any Initial Member shall Assign less than all of its Ownership Interests to another Person in accordance with this Agreement, distributions made pursuant to Section 5.2(b)(i), Section 5.2(b)(ii) or Section 5.2(b)(iii) shall be prorated between or among such Initial Members and its Assign(s) in proportion to the respective Capital Accounts of such Initial Member and its Assign(s) (or as otherwise agreed to by the Initial Members and their Assigns). All payments shall be accompanied by a statement explaining the manner in which the payment was calculated, including a determination of weights and values of the Minerals Produced.

      (c) Except as provided in Section 5.2(b) or Article 10, without the prior written consent of each Member, the Company shall not be permitted, and none of the Manager(s), any Managing Director or any other Person shall cause the Company, to make any distributions of cash or any other property of the Company to the Members except for distributions in the form of Series A-1 Preferred Stock. To the extent deemed to be necessary or appropriate by the

Manager, the Manager may fix a record date for the determination of Members entitled to receive any such distribution.

      5.3 Limitation upon Distributions. No distribution shall be made by the Company unless, after the distribution is made, the fair value of the assets of the Company exceeds the liabilities of the Company, except liabilities to Members on account of their Capital Contributions, in each case, as determined by the Manager.

      5.4 Loans by Members. Any Member may provide credit of any kind to the Company so long as (but only so long as) such indebtedness by the Company shall have been approved by the Manager.

                                ARTICLE 6

                        MANAGEMENT OF THE Company

      6.1   Manager and Managing Directors.

            (a) Subject to Section 6.1(b), Section 6.1(c) and Section 6.1(d), the Company shall be managed, and the conduct of its affairs, operations and activities shall be controlled, exclusively by or under the direction of John
V. Winfield (the "Manager") in accordance with this Agreement.

            (b) The number of Managers shall be determined by, and only by, the Members holding a Majority Interest of the Company. The initial number of Managers shall be 1. A Manager must be an individual, but need not be a Member. If there is more than one Manager, each Manager shall have no authority as
such, but shall act only as a board.   Managers may be elected at any time.
Each Manager shall hold office until his or her such successor is elected and qualified or until his or her earlier resignation or removal as such. Removal as such will not affect any rights or obligations of a Manager (i) such as those under Sections 6.4, 6.6 and 6.7 or (ii) as a Managing Director or a Member hereunder or under any other Contract, in each case, except as otherwise expressly provided herein or therein. A Manager may resign as such at any time by giving written notice to that effect to the Members.

            (c) The Manager may delegate the management and conduct of the Company's day-to-day business affairs, operations and activities to one or more managing directors (the "Managing Directors"). The number of Managing Directors shall be determined by, and only by, the Manager. The initial number of Managing Directors shall be 1. Managing Directors shall be appointed by, and only by, the Manager. Managing Directors may be appointed at any time. Each Managing Director shall hold office until his or her such successor is elected and qualified or until his or her earlier resignation or removal as such. Any or all Managing Directors (including those set forth in Schedule B) may be removed as such at any time by, and only by, the Manager. Removal as such shall not affect any rights or obligations of a Managing Director (i) such as those under Sections 6.4, 6.6 and 6.7 or (ii) as a Manager or a Member hereunder or under any other Contract, in each case, except as otherwise expressly provided herein or therein. A Managing Director may resign as such at any time by giving written notice to the effect to the Members. The initial Managing Directors shall be those Persons set forth on Schedule B.

            (d) Notwithstanding any provision of this Agreement to the contrary, so long as Winfield is a Member, none of the Company, any Manager or any Managing Director may take any of the following actions without the prior written consent of Winfield:

                 (i) the sale, transfer, conveyance or other disposition of any portion of the DWC Property or the Leased Property;

                 (ii) the distribution of any assets of the Company to any Member;
                 (iii) the admission of any Additional Member;

                 (iv) the issuance of any equity interest in the Company;

                 (v) the incurrence of any indebtedness other than trade payables in the ordinary course of business; or

                 (v) the existence of any lien or other encumbrance on the DWC Property or the Leased Property.

      6.2   Action by Multiple Managers.  If there is more than one Manager:

            (a) Regular meetings of the Managers shall be held when and as determined by the Managers. A copy of every resolution fixing or changing the time or place of regular meetings shall be given to all Managers at least 5 days before the first meeting held pursuant thereto. Any and all business may be transacted at a regular meeting.

            (b) Special meetings of the Managers may be held at any time. Special meetings may be called by, and only by, (i) a Manager or (ii) Members holding a Majority Interest. Written notice of the day, hour and place of each special meeting shall be given to all Managers at least 2 days before the meeting by the Person or Persons calling such meeting. No business shall be transacted at any special meeting except the business described in the notice thereof; provided, however, that, if all of the Managers shall be present, and shall so agree, any other business may be transacted thereat.

            (c) Meetings shall be held at the principal office of the Company or at such other place as the Managers or the Person or Persons calling such meetings, as the case may be, may reasonably determine.

            (d) The presence of a majority of the Managers then serving at any duly called meeting of the Managers shall be required in order to constitute a quorum for the transaction of business thereat. If at any meeting of the Managers there shall be less than a quorum, a majority of those Managers present may adjourn such meeting to a different time and place. Any business which could have been transacted at such meeting may be transacted at the adjourned meeting so long as written notice of the adjourned meeting shall have been given to all Managers at least 1 day prior to the adjourned meeting.

            (e) No proposed or purported act at any meeting of the Managers shall have been duly authorized unless authorized (i) at a duly called meeting at which a quorum is present at either the commencement of such meeting or the time such authorization is given at such meeting and (ii) by a majority of the Managers present at such meeting.

            (f) Managers may participate in a meeting of the Managers by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

            (g) Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting if all Managers consent thereto in writing.

            (h)The Managers shall use good faith reasonable efforts to keep minutes or other records of their actions, decisions and determinations, including those relating to matters that may be within or without the scope of the Company Business, and minutes or other records of actions, decisions and determinations of the Members.

      6.3   Duties of the Manager.

            (a) The Manager shall take or cause to be taken all actions as may be necessary or appropriate for the conduct of the Company Business in accordance with this Agreement and applicable Laws. The Manager shall act at all times in good faith and in such manner as he reasonably believes to be in the best interests of the Company and the Members.

            (b) Prior to conducting any business in any jurisdiction, the Manager shall use reasonable efforts to cause the Company either to comply with all requirements for the qualification of the Company to conduct business as a limited liability company in such jurisdiction or to conduct business in such jurisdiction through other entities or by such other means as the Manager, upon the advice of counsel, determines to be necessary or appropriate to preserve the Members' limited liability.

      6.4 Reliance. Each Manager and Managing Director shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to the Company by any Manager, Managing Director or employee of the Company (other than such Manager or Managing Director) or by any other Person as to matters which such Manager or Managing Director reasonably believes to be within the scope of responsibility and competence of such Manager, Managing Director, employee or other Person and whom such Manager or Managing Director reasonably believes to have been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value or amount of Claims, Liabilities, Losses, profits or assets or as to any facts pertinent to the existence and amount of assets from which distributions to which Members might properly be paid.

      6.5 Managing Director's Authority to Act for the Company. Each Managing Director shall have the authority inherent in such position, including the authority to act for and bind the Company (including the authority to execute and deliver any Contract on behalf of the Company) to the extent (but only to the extent) that such act is taken in accordance with this Agreement, except as such authority may be otherwise expanded or limited, generally or in a specific instance, by the Manager.

      6.6 Limitation on Liability. Notwithstanding anything contained herein to the contrary, no Manager or Managing Director (i) shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act (including action or failure to act that constitutes a breach of this Agreement), except to the extent that such action or failure to act constitutes gross negligence, bad faith, willful misconduct or fraud, or (ii) shall have any obligation, responsibility or duty (by virtue of this Agreement, as a fiduciary to the Company or the Members, or otherwise) to disclose information, take action or refrain from taking action to the extent that such disclosure, taking or refraining could reasonably be expected to violate or breach an obligation, responsibility or duty owed to another Person. If such an obligation, responsibility or duty to another Person could reasonably be expected to be materially adverse to the Company or to present a material conflict of interest with the Company, such Manager or Managing Director shall disclose it, in reasonable detail, to all of the Managers prior to the date on which such Manager or Managing Director becomes such or the date on which such service to such other Person commences, whichever is later. Thereafter, such Manager or Managing Director shall seek to establish arrangements satisfactory to the Members in its good faith judgment to minimize any material adverse consequences to the Company (and, if such obligation, responsibility or duty relates to a Managing Director who is not an Affiliate of an Initial Member, the Manager shall have the right to exercise its authority under Section 6.1(c) to limit or change the duties, responsibilities and authority of, or to remove, such Managing Director).

      6.7   Indemnification of Managers and Managing Directors.

            (a) The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, each Manager and Managing Director (an "Indemnified Party") for, from and against any and all Liabilities and Losses from any and all Claims and Proceedings (each, an "Indemnified Action") in which such Indemnified Party may be involved, or threatened to be involved, as a party, a witness or otherwise, as a result of such Person's status as a Manager or Managing Director, regardless of whether such Indemnified Party continued or continues in such capacity at the time of occurrence, assertion, commencement, incurrence or payment thereof, or otherwise, and regardless of whether such Indemnified Action is brought by a third party or a Member or by or in the right of the Company, so long as the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful).

            (b) The Company shall pay or reimburse, to the fullest extent permitted by applicable Law, in advance of the final disposition of each Indemnified Action, all fees, charges, expenses and costs incurred by an Indemnified Party in connection with any Indemnified Action, when and as incurred. Such Indemnified Party shall repay all amounts received from the Company pursuant to this Section 6.7(b) if such Indemnified Party is a defendant or respondent in such Indemnified Action and it shall ultimately be determined at the final disposition of such Indemnified Action that such Indemnified Party is not entitled to be indemnified by the Company hereunder, unless the relevant Judicial Authority or the disinterested Members shall have determined that repayment is not warranted under the circumstances. Such Indemnified Party may request such a determination at any time before, or within a reasonable time after, such final disposition. The Manager or Members shall promptly afford the Indemnified Party a reasonable opportunity to be heard in respect of such determination and shall make such determination in good faith. If such a request is made, repayment shall not be required until a decision as to such determination shall have been made.

            (c) The Manager may cause the Company to purchase and maintain insurance or establish other arrangements to protect the Indemnified Parties or the Company against any Claim, Liability or Loss asserted or incurred by reason of a Person's status as a Manager or Managing Director, regardless of whether the Company would have the power to indemnify such Person in respect thereof under this Section 6.7. The indemnification and expense advancement provided by this Section 6.7 shall be in addition to, and shall not be a limitation on, any other rights to which the Indemnified Parties may be entitled under any Contract, by reason of any determination or vote of the Members or the Manager, as a matter of Law, or otherwise, and shall inure to the benefit of the estates, heirs, successors, assigns and legal representatives of the Indemnified Parties.

      6.8 Compensation and Reimbursement of Managers and Managing Directors. Each Manager and Managing Director shall be entitled to such compensation for his or her services as such as may determined by the Members holding a Majority Interest. The Company shall reimburse each Manager and Managing Director for all out-of-pocket expenses reasonably incurred by him or her in his or her capacity as such.

      6.9 Acceptance by Managers and Managing Directors. Each Manager and Managing Director agrees, by accepting to undertake the duties and accept the rights and benefits as such, to observe and bound by the provisions of this Agreement relating to such capacity as if a party to it.

      6.10  Operations.

            (a) Other than as provided in Section 6.11, for as long as the Company shall exist, Comstock Mining, on behalf of the Company, shall have the exclusive right to:

                 (i) explore, develop and mine all minerals, metals and ores (collectively, the "Minerals") on or in the DWC Property and the Leased Property and, perform such exploration, development and mining in any manner deemed necessary or convenient by Comstock Mining, whether by surface, underground, solution or other mining methods;

                 (ii) temporarily to store, or permanently to dispose of minerals, water, waste rock or other materials produced from or near the DWC Property or the Leased Property;

                 (iii) to crush, grind, or otherwise prepare for transportation to an off-site processing facility all Minerals on the DWC Property or the Leased Property, whether such Minerals were produced from the DWC Property, the Leased Property or other proximate lands;

                 (iv) to use, alter, or destroy, consume and deplete so much of the surface and surface resources of the DWC Property or the Leased Property as Comstock Mining may deem desirable or convenient in connection with its operations on the DWC Property or the Leased Property. Notwithstanding the foregoing, Comstock Mining shall be responsible for the undertaking and completing any and all land reclamation resulting from its activities during the term of this Agreement as required by federal and state law, and county ordinance; and

                 (v) exercise such other rights as are reasonably necessary to accomplish the foregoing.

            (b) With respect to the DWC Property, Comstock Mining shall expend not less than $150,000 in the first twelve (12) months following the date hereof, and at least $150,000 per year during each of the following four (4)
years following the execution of this Agreement.   Within thirty (30) days
after the end of each twelve (12) month period, Comstock Mining shall deliver to the Members reasonable supporting documentation showing compliance with Comstock Mining's obligations hereunder.

            (c) With respect to the Sutro Property, Comstock Mining shall expend not less than $100,000 in the first twelve (12) months following the date hereof, and at least $100,000 per year during each of the following five
(5) years following the execution of this Agreement, and not less than $750,000 in the aggregate during the five (5) years following the execution of this
Agreement.   Within thirty (30) days after the end of each twelve (12) month period, Comstock Mining shall deliver to the Members reasonable supporting documentation showing compliance with Comstock Mining's obligations hereunder.

            (d) Comstock Mining agrees to conduct its operations hereunder in a good and miner-like manner and in compliance with all applicable laws, rules and regulations of any governmental entity having jurisdiction over such operations or the DWC Property or the Leased Property including, but not limited to, mine safety and health, environmental, land-use and zoning and operational permits and consents.

            (e) Comstock Mining shall continuously engage in exploration, development, mining or processing operations upon the DWC Property and the Leased Property so that at no time will there be any period of 180 consecutive days in which no exploration, development, mining or processing operations are conducted on the respective properties (excluding periods of Force Majeure as defined below).

      6.11  Defaults by Comstock Mining; Remedies.

            (a) If: (i) Comstock Mining fails to make any Capital Contribution pursuant to Section 3.2, and fails to remedy such default within thirty (30) days following notice from the Company; or (ii) Comstock Mining defaults in fulfilling any other covenant of this Agreement and Comstock Mining fails to remedy such default within sixty (60) days after notice by the Company specifying the nature of such default (or, if said default cannot be completely cured or remedied within said sixty (60) day period and Comstock Mining shall not have diligently commenced curing such default within such sixty (60) day period; or (iii) a Bankruptcy of Comstock Mining, and such Bankruptcy shall continue and remain undischarged or unstayed for an aggregate period of one hundred twenty (120) days (whether or not consecutive) or shall not be remedied by Comstock Mining within one hundred twenty (120) days; or (iv) Comstock Mining fails to comply with its obligations set forth in Section 8 of the Series A-1 Certificate of Designation and Comstock Mining fails to remedy such default pursuant to Section 8(c) of the Series A-1 Certificate of Designation within thirty (30) days after notice by the Company; or (v) Comstock Mining defaults under Section 4.2 of the Securities Purchase Agreement and fails to remedy such default under the provisions of Section 5.13(b) of the Securities Purchase Agreement; or (vi) Comstock Mining fails to comply with its obligations under Section 2(a) of the RRA and fails to remedy such default within thirty (30) days after notice by the Company; or (vii) Comstock Mining fails to comply with its obligations under Section 2(b) of the RRA in that the Registration Statement (as defined therein) is not declared effective no later than the one (1) year anniversary of the Closing Date (as defined therein) and Comstock Mining fails to remedy such default within thirty (30) days after notice by the Company; or (viii) a Change of Control Transaction (as defined in the Series A-1 Certificate of Designation) occurs; then the same shall constitute a default by Comstock Mining under this Agreement and, if and so long as such default shall continue uncured or unremedied, the Company shall have and be entitled to exercise, in its sole discretion, by written notice one of the remedies set forth below. If the Company's notice of default shall indicate its election of either remedy set forth in (i) or (ii) of subsection
(b) below and the date for expiration of the applicable cure period, then the Company's election of the remedy in subsection (b) below shall be effective as of such date set forth in the default notice (provided, however, that such default remains uncured or unremedied at such date) and, without any further action by or notice from the Company, either (x) this Agreement shall terminate and the Company shall be dissolved in accordance with Article 10 hereof; or (y) this Agreement shall continue in full force and effect and the remaining Capital Contributions to be made by Comstock Mining shall accelerate and be due and payable in the form of shares of Series A-1 Preferred Stock to the Company on such date, as the case may be, as provided by the Company in the notice of
default.   Notwithstanding the foregoing, it shall be deemed that Comstock
Mining is not in default under the terms of this Agreement by reason of mining operations or other required activities having been suspended or prevented or prohibited by Law, by the inability to obtain permits or licenses, by scarcity or inability to obtain equipment, material, power or fuel, by strike, lockout or industrial disturbance, by failure of carriers to transport or furnish facilities for transportation, by operation of any Acts of God (including, without limitation, lightning, earthquake, fire, storm, flood, washout), by breakage or accident to machinery or facilities, or by any cause beyond Comstock Mining's control (the foregoing are collectively referred to as "Force Majeure"); provided, however, that Comstock Mining shall exercise reasonable diligence to resume mining operations.

            (b) In case of any such default, the Manager shall have the right to either: (i) terminate this Agreement and dissolve the Company in accordance with Article 10 hereof; or (ii) continue this Agreement in full force and effect and accelerate the remaining Capital Contributions to be made by Comstock Mining in the form of shares of Series A-1 Preferred Stock from such date until the thirty ninth (39th) anniversary of the execution of this Agreement. If this Agreement is terminated, Comstock Mining may remove all of its personal property within three (3) months after said termination. The 3-month period may be extended for periods when inclement weather will not allow the removal of equipment. All such items not removed within six months shall become the property of the then holder of the DWC Property or the lessee of the Leased Property, as applicable.

      6.12  Rights of First Refusal; Right to Purchase.

            (a) The Company hereby assigns to Comstock Mining, subject to the condition of limitation and termination that no default by Comstock Mining shall have occurred and be continuing under Section 6.11 of this Agreement, (i) all of its rights under Section 29 of the lease with Sutro Tunnel Company set forth in Exhibit B and, the Company shall cause the Sutro Tunnel Company to recognize Comstock Mining's right of first refusal with respect to any sale of the Sutro Property and (ii) all of its rights under Section 13 of the lease with Virginia City Ventures, Inc. set forth in Exhibit C and, the Company shall cause Virginia City Ventures, Inc. to recognize Comstock Mining's right of first refusal with respect to any sale of the VCV Property.

            (b) Notwithstanding subsection (a) above, if Comstock Mining is unwilling or unable to purchase either Leased Property in connection with the right of first refusal, or a default by Comstock Mining shall have occurred and be continuing under Section 6.11 of this Agreement, the Company shall have the right to do so as if the right of first refusal had never been assigned.

            (c) In the event the Company proposes to sell the DWC Property or any patents or lots therein to a bona fide third party, it shall give Comstock Mining written notice of its intention to sell, describing the property, the parcel number(s), the price and the general terms upon which the Company proposes to sell the same. Comstock Mining shall then have ten (10) days from receipt of notice sent by registered mail to Comstock Mining to agree to purchase same under substantially the same terms and conditions. If Comstock Mining does not exercise its rights within such ten (10) day period then Comstock Mining shall be deemed to have waived its right of first refusal with respect to the offer which was the subject of the Company's notice; provided, that Comstock Mining's right of first refusal shall not be deemed waived in connection with any subsequent offer to purchase the DWC Property received by the Company or any successor-in-interest to the Company. Notwithstanding the foregoing if, following Comstock Mining's waiver of its right of first refusal hereunder, the terms of the underlying transaction change in any material respect, the Company shall, again, send a notice to Comstock Mining describing the modified terms and conditions of the offer and Comstock Mining shall have a right of first refusal with respect to such modified offer.

            (d) The Company hereby assigns to Comstock Mining, subject to the condition of limitation and termination that no default by Comstock Mining shall have occurred and be continuing under Section 6.11 of this Agreement, all of its rights to purchase the VCV Property subject to the terms and conditions set forth in Section 14 of the lease with Virginia City Ventures, Inc. set forth in Exhibit C.

      6.13  Company Covenants.

            (a) Promptly following the execution and delivery of this Agreement by the parties, Winfield and/or the Company shall furnish to Comstock Mining copies of any and all records, reports, studies, analyses, permits, approvals, licenses, notices sent to and from Sutro Tunnel Company, Virginia City Ventures, Inc. and all other documents in Winfield's or the Company's possession which relate to the Leased Property including, without limitation, all title abstracts under Section 4 of the leases for each Leased Property, all current exploration data described in Sections 20 and 22 of the leases for the Sutro Property and the VCV Property, respectively, and all maps, reports and other data described in Sections 22 and 24 of the lease for the Sutro Property and the VCV Property, respectively.

            (b) As long as no default by Comstock Mining shall have occurred and be continuing under Section 6.11 of this Agreement, the Company shall not enter into any amendment or otherwise modify or amend the lease set forth in Exhibit B without the prior written consent of Comstock Mining in its sole discretion; provided, however, that the foregoing shall not preclude the Company from extending the term of or reducing its payment obligations under such lease.

            (c) As long as no default by Comstock Mining shall have occurred and be continuing under Section 6.11 of this Agreement, the Company shall not terminate the lease set forth in Exhibit B in accordance with Sections 17 or 18(a) of such lease, or otherwise, without the prior written consent of Comstock Mining in its sole discretion.

            (d) The Company shall furnish to Comstock Mining copies of any notices issued to or received from Sutro Tunnel Company or Virginia City Ventures, Inc. immediately upon issuing or receiving such notices. Comstock Mining shall have the right, but not the obligation, to cure any default by the Company under the leases set forth in Exhibit B or Exhibit C, and the Company shall promptly reimburse Comstock Mining for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Comstock Mining in connection with such cure.

            (e) As long as no default by Comstock Mining shall have occurred and be continuing under this Agreement, the Company shall not alienate its interest or encumber its interests in the leases set forth in Exhibit B or Exhibit C, the Leased Property or this Agreement or otherwise deal or attempt to deal with its right, title and interest in the leases set forth in Exhibit B or Exhibit C, the Leased Property, or this Agreement in any way that is adverse to Comstock Mining's rights under this Agreement.

            (f) As long as no default by Comstock Mining shall have occurred and be continuing under Section 6.11 of this Agreement, the Company shall not do anything or suffer or permit anything to be done that would result in a default under the leases set forth in Exhibit B or Exhibit C, or permit such leases to be canceled or terminated.

                                ARTICLE 7

                                MEMBERS

      7.1   Initial Members; Limited Liability.

            (a) The Initial Members shall be those Persons set forth on Schedule A on the date hereof.

            (b) The Members as such will not have any responsibility or obligation in any way or of any kind for any Liabilities or Losses of the Company or to make contributions to the Company in excess of their respective Capital Contributions.

      7.2 Assignment of Ownership Interests; Substituted Members. A Member may Assign all or any part of its Ownership Interest with, but only with, the approval of each Member. An Assignee will become a Member when, but only when, the Members shall have approved substitution of such Assignee for the Assigning Member and the Assignee shall have executed and delivered a joinder agreement to become a party to this Agreement in form and substance reasonably satisfactory to the Manager. Any Substituted Member admitted to the Company will succeed to all rights and be subject to all obligations, including with respect to Comstock Mining the rights and obligations set forth in Section 6.10 hereof, of the Assigning Member with respect to the Ownership Interest Assigned. Notwithstanding anything contained herein (other than the next sentence) to the contrary, the Members shall promptly give approval to: (a) the Assignment of an Ownership Interest to the estates, heirs, legal representatives and Affiliates of Members to whom such Ownership Interests are Assigned in connection with the transfer of all or a majority of, or the restructuring or reorganization of, their businesses or ownership interests or in connection with tax and estate planning, or by reason of disability or death; and (b) the admission of any such Assignee as a Substituted Member. Notwithstanding anything contained herein to the contrary, no Person shall be admitted as a Substituted Member unless such admission would not result in (i) a violation of any applicable Law, including applicable securities Laws, or this Agreement or (ii) a change in the Members' limited liability.

      7.3 Admission of Additional Members. One or more Persons may be admitted as Members with, but only with, the consent of each Member. The terms of any such admission, including such Person's Capital Contributions, shall be determined by the Members. Notwithstanding anything contained herein to the contrary, no Person shall be admitted as an Additional Member unless such Additional Member shall have executed and delivered a joinder agreement to become a party to this Agreement in form and substance reasonably satisfactory to each Member and such admission would not result in (i) a violation of any applicable Law, including applicable securities Laws, or this Agreement or (ii) a change in the Members' limited liability.

      7.4 No Acquisition of Ownership Interests by the Company. The Company shall not acquire, by purchase, redemption or otherwise, all or any part of the Ownership Interest of any Member, without the consent of each Member. Notwithstanding anything contained herein to the contrary, no Ownership Interest shall be acquired unless such acquisition would not result in (i) a violation of any applicable Law, including applicable securities laws, or this Agreement or (ii) a change in the Members' limited liability.

      7.5   Action by the Members.

            (a) Meetings of the Members may be held at any time. Meetings of the Members may be called by, but only by, (i) the Manager, (ii) Members holding a Majority Interest or (iii) an Initial Member. Written notice of the day, hour and place of each special meeting shall be given to all Members at least 2 days before such meeting by the Person or Persons calling such meeting. To the extent deemed necessary or appropriate by the Manager, the Manager may fix a record date for the determination of Members entitled to receive such notice and to act at such meeting and their respective Ownership Interests at the time of such meeting. The Manager may change the day and time of such meeting to the extent necessary or appropriate to fix such record date and give written notice thereof to all Members. No business shall be transacted at any meeting except business which Members are expressly permitted to take hereunder and which is described in the notice thereof.

            (b) The presence of Members holding a Majority Interest at any duly called meeting of the Members shall be required in order to constitute a quorum for the transaction of business thereat. If at any meeting of the Members there shall be less than a quorum present, a majority of those Members present may adjourn such meeting to a different time and place. Any business which could have been transacted at such meeting may be transacted at the adjourned meeting so long as written notice of the adjourned meeting shall have been given to all Members at least 1 day prior to the adjourned meeting.

            (c) No proposed or purported act at any meeting of the Members shall have been duly authorized unless authorized (i) at a duly called meeting at which a quorum is present at either the commencement of such meeting or the time such authorization is given at such meeting and (ii) by Members holding a Majority Interest (or such other interest as may be set forth herein).

            (d) Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

            (e) Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members holding the requisite number of Ownership Interests necessary to take such action consent thereto in writing. Notice of such action shall be given by the Company to the other Members, but no failure to give or delay in giving such notice, and no defect in such notice, shall impair or limit the validity of such action.

      7.6   Independent Conduct.

            (a) Except as provided in Section 6.6 or 7.6(b), each Member and its Affiliates shall have the right to (i) engage in any and all businesses and activities of any kind (irrespective of whether such businesses and activities compete with the businesses and activities of the Company, the other Members or any of their respective Affiliates), (ii) use, lease and own any and all rights and properties of any kind, however used, leased or owned and wherever used, leased or owned, and (iii) receive compensation or profit therefrom for its or their own account and without in any manner being obligated to disclose or offer such businesses, activities, rights, properties, compensation or profit to the Company, the other Members or any of their respective Affiliates.

            (b) So long as a Member or any of its Affiliates is a member of the Company or a Manager or Managing Director (the "Membership Period") and for 2 years thereafter, unless otherwise approved by the Manager, such Member shall not and shall not permit its Affiliates to, directly or indirectly, either individually or on behalf of or through any other Person (other than the Company), (i) solicit or induce, or in any manner attempt to solicit or induce, any customer of the Company or any Person who during the Membership Period had been specifically identified as a prospective customer of the Company to become a customer or client of another Person in respect of any business, transaction or opportunity within the scope of the Company Business, (ii) solicit or induce, or in any manner attempt to solicit or induce, any Person who is employed by, a material agent or representative of or a material service provider to the Company to terminate such Person's relationship with the Company, (iii) divert, or in any manner attempt to divert, any Person from doing business with the Company or pursuing any business opportunity within the scope of the Company Business with the Company, (iv) induce, or in any manner attempt to induce, any Person to reduce the business such Person does with the Company or to cease being a customer of, or maintaining such Person's other business relationships with, the Company or (v) compete with or take or divert to itself the Company Business, any material part thereof or any material opportunity within the scope thereof.

      7.7   Confidentiality.

            (a) During the Membership Period in relation to a Member and for 2 years thereafter, such Member will keep, and with cause its Affiliates and its and their Representatives to keep, all Information of the Company, each other Member and each Affiliate of each other Member confidential and will not disclose or use, or permit any of its Affiliates or its or their Representatives to disclose or use, any of such Information in any manner; provided, however, that such Information may be disclosed to Representatives of such Member who (i) need to know such Information for the conduct of the affairs of the Company in accordance with this Agreement (or for the purpose of assisting such Member to meet or comply with legal requirements (e.g., the preparation and filing of tax returns)), (ii) are informed in writing by such Member of the confidential nature and restricted use of such Information and
(iii) agree in writing to observe the terms of this Section 7.7 as if they were such Member. Such Member will and will cause its Representatives to only make that number of copies of such Information (whether in written, electronic or other form) that is necessary for the purpose set forth in clause (i) of the preceding sentence.

            (b) The Company will keep, and will cause its Subsidiaries and its and their Representatives (including the Managers and the Managing Directors) to keep, all Information of the Members confidential and will not, and will not permit its Subsidiaries or its or their Representatives (including the Managers and the Managing Directors) to, disclose or use such Information in any manner; provided, however, that such Information may be used by the Company and disclosed to and used by its Subsidiaries and its and their Representatives who
(i) need to know such Information for the conduct of the Company Business and the affairs of the Company in accordance with this Agreement and (ii) are informed by the Company of the confidential nature and restricted use of such Information.

            (c) At any time after such Membership Period, upon written of the Person to whom Information belongs, such Member will, at its election, either
(i) promptly cause to be destroyed at its expense all of such Information (in any form other than oral) in the possession of it, its Affiliates or its or their Representatives (including all copies) and confirm such destruction to such Person in writing or (ii) promptly cause to be delivered to such Person at such Member's expense all of such Information (in any form other than oral) in the possession of it, its Affiliates or its or their Representatives (including all copies). All of such Information in oral form will continue to be subject to this Section 7.7; provided, that such Member may retain and use any such Information as needed by such Member to meet or comply with legal requirements (e.g., the preparation and filing of tax returns).

            (d) If a Person subject to this Section 7.7 becomes required by Law to disclose any Information of another Person which such Person is required to keep confidential and not disclose under this Section 7.7, such Person will as promptly as possible give written notice to that effect to such other Person. Such other Person, in its sole discretion, shall be entitled to seek a protective order or other appropriate remedy. If such other Person seeks such an order or remedy, such Person will, upon request, use all reasonable efforts to fully cooperate with such other Person. Regardless of whether such protective order or other remedy is obtained, such Person will furnish only that portion of such Information which it is legally required to furnish. If such a protective order or remedy is not obtained, such Person will exercise best efforts to obtain reliable assurance that confidential treatment will be accorded such Information. If such a protective order or other remedy is obtained, such Person will exercise best efforts to obtain reliable assurance that such Information is furnished in accordance with and subject to such protective order or remedy. To the extent that such Person is an Affiliate of a Member or a Representative of a Member or its Affiliates, such Member will cause them to comply with this Section 7.7(e). To the extent that such Person or its Representatives furnish Information in accordance with this Section 7.7(d), such furnishing will not constitute a breach of this Section 7.7. The Company shall provide such assistance as may be reasonably feasible and necessary to carry out the purposes of this Section 7.7(d).

      7.8 Certain Remedies. Each of the parties hereto agrees, on behalf of itself, its Affiliates and its and their Representatives, that money damages for a breach of Section 7.6 or 7.7 by it or them is unlikely to be calculable, that such a breach is likely to cause irreparable harm to the aggrieved Person and that remedies at law are likely to be inadequate to protect the aggrieved Person against any actual or threatened breach of Section 7.6 or 7.7. Accordingly, each of the parties hereto agree, on behalf of itself, its Affiliates and its and their Representatives, to the granting of injunctive relief in favor of the aggrieved Person in the event of any such breach or threatened breach, without proof of actual damages and without the requirement of posting bond or other security. Such relief shall not be the exclusive remedy for a breach or threatened breach of Section 7.6 or 7.7, but shall be in addition to all other rights and remedies available at law, in equity or otherwise to the aggrieved Person. In the event of litigation relating to
Section 7.6 or 7.7 wherein a court of competent jurisdiction determines in a final, non-appealable order that Section 7.6 or 7.7 has been breached, then each of the parties hereto agrees, on behalf of itself, its Affiliate and its and their Representatives, that the breaching Person will also be liable to the aggrieved Person for all costs and expenses (including reasonable legal fees and expenses) incurred in connection with such litigation and all other litigation related to such breach.

      7.9 Obligations and Material Developments. The Members intend to act in good faith and in close cooperation on all matters relating to this Agreement and the Company Business. Each Member shall use reasonable and good faith efforts to promptly inform the Manager of material developments relating thereto, consult with the Manager as to such developments and act by consensus with respect to such developments.

      7.10 Member Books and Records. Each Member shall maintain (and shall cause its respective Affiliates to maintain) accurate and complete books and records, in accordance with generally accepted accounting principles and practices and otherwise, to the extent necessary to demonstrate compliance with this Agreement.

      7.11 Further Assurances. Each of the parties hereto will (and will cause its Affiliates and Representatives to) use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute such applications, filings, certificates and other documents to carry out and give effect to this Agreement.

                                ARTICLE 8

                            ACCOUNTS; RETURNS

      8.1 Books. The Manager shall use reasonable efforts to cause the Company to maintain complete and accurate books and records, in accordance with general accepted accounting principles and practice and otherwise, of all transactions, operations and activities of the Company and its Subsidiaries. Each Member shall have the right to inspect the Company's books and records at any reasonable time.

      8.2 Reports and Returns. The Manager shall use reasonable efforts to cause to be furnished to each Member:

            (a) within 90 days after the end of each Fiscal Year, an Internal Revenue Service Schedule K-1 with respect to such Member (and, within the applicable period under applicable foreign Law, any similar information statement with respect to such Member); and

            (b) within 120 days after the end of each Fiscal Year, a balance sheet of the Company as at the end of such Fiscal Year and statements of income and cash flow of the Company for such Fiscal Year.

      8.3 Fiscal Year. The fiscal year of the Company for both financial reporting and tax purposes shall be the calendar year (the "Fiscal Year").

      8.4 Method of Accounting and Reporting. The books and accounts of the Company shall be maintained using the cash method of accounting for both financial reporting and tax purposes. The Company shall elect to be treated as a partnership for federal income tax purposes.

     8.5 Tax Returns. The Manager shall use reasonable efforts to cause to be prepared and filed on a timely basis all foreign, federal, state and local tax returns and tax information returns required on the part of the Company.

      8.6 Bank Accounts. The Manager shall use reasonable efforts to cause all funds of the Company to be deposited in the name of the Company in an account or accounts maintained with a bank or banks selected by the Manager.

Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and must be signed by at least one Managing Director or, if they exceed $1,000, at least two Managing Directors.

                                ARTICLE 9

                           VALUATION OF ASSETS

            For purposes of this Agreement, the Fair Market Value of any asset of the Company, of a Member's Ownership Interest or of the Company Business shall be determined by agreement of all Members affected thereby or, at the option of any such Member or if such Members are unable to agree on such value within a reasonable time, by an independent expert selected by the Manager. If required to make such a selection, the Manager shall make any such selection promptly.

                                ARTICLE 10

                          DISSOLUTION OF COMPANY

      10.1 Dissolution. Subject to the LLC Act, the Company shall be dissolved upon the earliest to occur of:

            (a) the determination, at a duly called and convened meeting of the Members, of Members holding a Majority Interest to dissolve the Company; or

            (b) the sale or distribution by the Company of all or substantially all of its assets.

Except as otherwise expressly provided under the LLC Act, the withdrawal, removal, death or incompetency of a Member, the Bankruptcy of a Member, the reorganization, termination, dissolution or liquidation of a Member, the distribution or sale by a Member of its Ownership Interest, or the occurrence of a similar event or transaction will not effect a dissolution of the Company.

      10.2  Liquidation.

            (a)  Upon dissolution and liquidation of the Company pursuant to
Section 10.1, the assets, liabilities, business and affairs of the Company will be liquidated and wound up in an orderly manner. The Manager shall select a Person or Persons, any or all of whom may be a Member or a Manager, to serve as liquidator (individually and collectively, the "Liquidator"). The Liquidator shall have the same duties, power and authority, and shall be entitled to the same rights and protections, as those afforded to the Manager and a Managing Director. Upon appointment of the Liquidator, the Manager shall cease to have any duties, power or authority and the Manager shall be discharged as such.

            (b) Upon dissolution and liquidation of the Company, a final allocation of all items of income, gain, loss and deduction shall be made in accordance with Article 5 and all of the Company's assets, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority (which order shall be without prejudice to the liability of the Company to its creditors):

                 (i) for the payment of the Company's debts, liabilities and obligations (including liabilities and obligations to the Manager and Managing Directors) and the expenses of its liquidation;

                 (ii) to the setting up of any reserves that the Liquidator may deem necessary or appropriate for any contingent or unforeseen debts, liabilities or obligations (including debts, liabilities and obligations to the Manager and Managing Directors) of the Company; and

                 (iii) to the Members in accordance with the positive balances in their respective Capital Accounts (after adjustments under Articles 3 and 5 have been made to such Capital Accounts, until such balances have been reduced to zero).

      10.3 Liability for Return of Capital Contributions. Each Member shall look solely to the assets of the Company for all distributions by the Company, including distributions in connection with the dissolution of the Company. No Member shall have any recourse therefor against any of the other Members, any Manager, any Managing Director or any of the Representatives of the Company (other than by reason of a breach of this Agreement or another Contract between or among any of them and the Company).

                                ARTICLE 11

                            AMENDMENTS; WAIVER

      11.1 Amendments. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon any party hereto unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered by each party hereto.

      11.2 Waivers. No waiver of any provision of this Agreement shall be binding upon a party hereto unless such waiver is expressly set forth in a written instrument which is executed and delivered by such party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party hereto of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy or a party hereto shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

                                ARTICLE 12

                                 NOTICES

All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be given in writing, shall be transmitted by personal delivery, by a nationally recognized courier service, by registered or certified mail, return receipt requested, postage prepaid, by facsimile, or by email, receipt requested, and shall be addressed as follows:

            (a) when the Company is the intended recipient, to the address of its principal office set forth in Section 2.5; and

            (b) when any Member, Manager or Managing Director is the intended recipient, to its address set forth on Schedule A or B.

The Company, a Member, a Manager or a Managing Director, or any other party hereto, may designate a new address to which notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the Manager. The Manager shall use reasonable efforts to advise all affected Persons of such change. Each notice, request, demand or other communication transmitted in the manner described in this Article 12 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (a) delivered to the addressee as indicated by the receipt (if transmitted by mail or email), the affidavit of the messenger (if transmitted by personal delivery), the receipt of the courier service (if transmitted by courier service), or the e-mail receipt, answer back or call back (if transmitted by e-mail or facsimile) or (b) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

                                ARTICLE 13

                              MISCELLANEOUS

      13.1 Publicity. Each party hereto agrees that it shall not and shall not permit its Affiliates or its or their Representatives to issue any publicity, release or announcement concerning the execution, delivery, performance or termination of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior written consent of the form and content of such publicity, release or announcement by the Manager; provided, however, that no such consent shall be required when such publicity, release or announcement is required by any applicable Law and, provided further, that, prior to issuing any such required publicity, release or announcement without such prior written consent, the party hereto issuing or whose Affiliates or Representatives is issuing such publicity, release or announcement shall have given reasonable prior notice to the Manager of such intended issuance and shall have used good faith efforts to take or cause to be taken into account any comments thereon that it may have.

      13.2 Expenses of Members. Except as otherwise provided in this Agreement, each party hereto agrees to pay or cause its Affiliates to pay all expenses, fees and costs (including legal, accounting and consulting expenses) incurred by it or its Affiliates in connection with the transactions contemplated by this Agreement.

      13.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written) by, between or among the parties hereto with respect to the subject matter hereof (including the Letter of Intent dated August 13, 2008, between GoldSpring, Inc. and DWC Resources, Inc. and the Letter of Intent dated August 13, 2008, between GoldSpring, Inc. and John V. Winfield).

      13.4 Governing Law; Forum; Jury Trial. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEVADA). EACH PARTY HERETO, ON BEHALF OF ITSELF, ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES, AGREES THAT ANY CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE BREACH OR THREATENED BREACH OF THIS AGREEMENT SHALL BE COMMENCED AND PROSECUTED IN A COURT IN THE STATE OF NEVADA. EACH PARTY HERETO, ON BEHALF OF ITSELF, ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES, CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY COURT IN THE STATE OF NEVADA IN RESPECT OF ANY SUCH CLAIM OR PROCEEDING. EACH PARTY HERETO, ON BEHALF OF ITSELF, ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES, CONSENTS TO SERVICE OF PROCESS UPON IT OR THEM WITH RESPECT TO ANY SUCH CLAIM OR PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS. EACH PARTY HERETO, ON BEHALF OF ITSELF, ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES, WAIVES ANY OBJECTION THAT IT OR THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH CLAIM OR PROCEEDING IN ANY COURT IN THE STATE OF NEVADA AND ANY CLAIM THAT IT OR THEY MAY NOW OR HEREAFTER HAVE THAT ANY SUCH CLAIM OR PROCEEDING IN ANY COURT IN THE STATE OF NEVADA HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO, ON BEHALF OF ITSELF, ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES, WAIVES TRIAL BY JURY IN ANY SUCH CLAIM OR PROCEEDING.

      13.5 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided in Section 7.2, no party hereto shall assign any of its rights or delegate any of its duties under this Agreement (by operation of Law or otherwise) without the prior written consent of each Member, and any purported assignment of rights or delegation of duties under this Agreement without such prior written consent, if such consent is required hereby, shall be void. No such assignment or delegation shall relieve the assignor or delegator of its obligations hereunder. No Person (including any employee), other than Indemnified Parties as provided in the next sentence, shall be, or be deemed to be, a third party beneficiary of this Agreement. Each Indemnified Party is intended to be a third party beneficiary of Section 6.6.

      13.6  Headings; Counterparts.

            (a) The headings set forth herein have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

            (b) This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the parties hereto. Delivery of a counterpart by facsimile, PDF or similar means shall be as effective as delivery of an original.

      13.7 Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties hereto as expressed in, and the benefits and burdens provided by, this Agreement or
(b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent so expressed and the benefits and burdens so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

      13.8 Interpretation. All parties hereto have participated substantially in the negotiation and drafting of this Agreement and no ambiguity herein shall be construed against the draftsman.

      13.9 No Consequential Damages. Except for the indemnification provisions specifically set forth in this Agreement, no party hereto shall be liable for any special, indirect, incidental, consequential or punitive damages arising out of any breach of this Agreement, even if informed of the possibility of such damages in advance.

            IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the day and year first above written.


                                              COMSTOCK MINING, INC.

                                              By: /s/ Corrado De Gasperis
                                                 ------------------------------
                                                 Name: Corrado De Gasperis
                                                 Title: Chief Executive Officer


                                              DWC RESOURCES, INC.

                                              By: /s/ John V. Winfield
                                                    ---------------------------
                                                    Name: John V. Winfield
                                                    Title: Chairman


                                              JOHN V. WINFIELD

                                              By: /s/ John V. Winfield
                                                  -----------------------------
                                                  John V. Winfield

                                  SCHEDULE A

                          Capital Contribution Table

Member                             Contribution
------                             ------------

DWC Resources, Inc.                The property described in Exhibit A. (Fair
                                   Market Value = $20,000,000)

John V. Winfield                   The rights of the "Lessee" under the Leases
                                   attached hereto as Exhibit B and Exhibit C.
                                   (Fair Market Value = $14,500,000)

Comstock Mining, Inc.              862.5 shares of 7 1/2% Series A-1
                                   Convertible Preferred Stock. (Fair Market
                                   Value = $862,500)

                                  SCHEDULE B

                               Managing Directors

1. Corrado De Gasperis